FILED PURSUANT TO RULE 424(b)(3) SEC FILE NO. 333-70678

PROSPECTUS SUPPLEMENT No. 8
(To Prospectus dated October 12, 2001)
DATED: DECEMBER 29, 2003

6,661,275 Common Shares

        This prospectus supplement relates to the offer and sale from time to time by the selling shareholders of our common stock issuable upon the redemption of units of limited partnership interest in Duke Realty Limited Partnership, if and to the extent that such selling shareholders redeem their units and we elect to issue shares of common stock in exchange for these units.

        This prospectus supplement amends and supplements, and should be read in conjunction with, the prospectus dated October 12, 2001 and prospectus supplement No. 1 dated January 11, 2002, prospectus supplement No. 2 dated February 7, 2002, prospectus supplement No. 3 dated October 8, 2002, prospectus supplement No. 4 dated December 17, 2002, prospectus supplement No. 5 dated May 5, 2003, prospectus supplement No. 6 dated September 3, 2003 and prospectus supplement No. 7 dated December 2, 2003 all of which are to be delivered with this prospectus supplement.

        The Selling Shareholder table, appearing under the heading "Selling Shareholders" in the accompanying prospectus, is amended and supplemented by the information in the table below.

Name	Number of Common Shares Offered Hereby
Zink, Jr., Darell E.(1)	386,906
Meyers, Bernard, Ttee, Bernard Meyers Trust(2)	2,452
Central Indiana Community Foundation(3)	2,425

(1)
The units pursuant to which 9,145 of the shares may be issued were acquired by a transfer from the Darell E. Zink Grantor Retained Annuity Trust, dated November 27, 2002, Darell E. Zink, Trustee to the named individual.

(2)
The units pursuant to which 232 of the shares may be issued were acquired by a transfer from Meyers, Bernard Money Market-North. Trst. Cust. IRA to the named entity.

(3)
The units pursuant to which these shares may be issued were acquired by a transfer from George C. Charbonneau to the named entity.